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\                                                                  EXHIBIT 10.12

                              EMPLOYMENT AGREEMENT

         This EMPLOYMENT AGREEMENT, dated as of February 15, 2001, is made and entered into between Lawson Associates, Inc., a Minnesota corporation ("Lawson") and Robert Barbieri, an individual resident of the state of Minnesota ("Employee").

         Lawson and Employee hereby agree as follows:

         1. Employment. Lawson hereby employs Employee, and Employee accepts such employment and agrees to perform services for Lawson, for the period and upon the other terms and conditions set forth in this Agreement. Except as expressly provided herein, termination of this Agreement by either party or by mutual agreement shall also terminate Employee's employment by Lawson.

         2. Term. The term of Employee's employment hereunder shall commence on the date hereof and shall thereafter continue on an "at will" basis, until terminated by Employee or Lawson, with or without cause, subject to the provisions of this Agreement.

         3. Position and Duties.

         3.01 Service with Company. During the term of this Agreement, Employee agrees to serve as Executive Vice President and Chief Financial Officer of Lawson. Employee shall report to Lawson's Chief Executive Officer and shall perform such duties, consistent with the position of Executive Vice President and Chief Financial Officer of Lawson, as Lawson's Chief Executive Officer and the Board of Directors of Lawson (the "Board") shall assign to Employee from time to time. Employee shall have the power and authority of Executive Vice President and Chief Financial Officer of Lawson to the full extent provided by Minnesota law, subject to the authority of the Board to modify Employee's power and authority.

         3.02 Performance of Duties. Employee agrees to serve Lawson faithfully and to the best of his ability and to devote his full time, attention and efforts to the business and affairs of Lawson during the term of his employment. Employee hereby confirms that Employee is under no contractual commitments inconsistent with his obligations set forth in this Agreement and that, during the term of his employment, Employee will not render or perform any services for any other corporation, firm, entity or person which are inconsistent with the provisions of this Agreement or which would otherwise impair his ability to perform his duties hereunder. Employee shall comply with Lawson's policies and procedures; provided, that to the extent such policies and procedures are inconsistent with this Agreement, this Agreement shall control.

         4. Compensation.

         4.01 Base Salary. As base compensation for all services to be rendered by Employee under this Agreement during the term of this Agreement, Lawson shall pay to Employee an annual salary of $285,000 to be paid in substantially equal regular periodic payments (at least semi-monthly) in accordance with Lawson's normal payroll procedures and policies. Lawson will review Employee's compensation on or about each June 1st, commencing June 1, 2001, and may, at its sole discretion, increase Employee's base compensation from time to time in the future.

         4.02 Incentive Compensation. Employee shall be eligible to receive an annual bonus of 75% of base salary (the "Annual Target Bonus"), payable in five installments at the end of each of Lawson's


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fiscal quarters and annually. Employee's Annual Target Bonus shall be payable in accordance with, and subject to, the terms and conditions of Lawson's FY01 Executive Leadership Results Plan ("ELRP") and Employee's ELRP Participant
Letter dated August 15, 2000. Notwithstanding the foregoing, if Employee receives a bonus payment of less than $142,500 under the ELRP for fiscal year 2001, Lawson shall pay Employee for fiscal year 2001 an additional bonus equal to the difference between $142,500 minus the bonus paid to Employee under the ELRP for fiscal year 2001. Lawson may, at its sole discretion, pay incentive compensation in excess of Employee's Annual Target Bonus or increase Employee's incentive compensation from time to time in the future.

         4.03 Options. Lawson has granted Employee effective August 15, 2000, non-qualified stock options to purchase an aggregate of 750,000 shares of Common Stock of Lawson, at an exercise price of $3.22 per share, under Lawson's 1996 Stock Incentive Plan (the "Plan"), subject to the terms of the Plan and option grant notice between Lawson and Employee. Lawson will grant to Employee effective February 16, 2001, non-qualified stock options to purchase an aggregate of 150,000 shares of Common Stock of Lawson, at an exercise price of $4.12 per share, under the Plan, subject to the terms of the Plan and option grant notice between Lawson and Employee. The Board of Directors of Lawson may, at its sole discretion, grant Employee in the future additional stock options, on such terms as the Board may determine.

         4.04 Club Membership Expenses. Lawson shall reimburse Employee's initiation fees and the then current monthly and annual cost of Employee's current country club and golf membership, and for Lawson business conducted by Employee at that club.

         4.05 Participation in Benefit Plans. During the term of Employee's employment by Lawson, Employee shall be entitled to receive such life, disability, medical, dental and other insurance coverage (including directors and officers insurance) as is then generally being provided by Lawson to its executive vice president level employees to the extent that Employee's age, position or other factors qualify Employee for such benefits. Lawson shall pay all premiums for medical, dental, disability and survivor benefits (excluding discretionary, supplemental survivor benefits). Employee shall receive four weeks of flexible time off (FTO) annually, which begins accruing August 15, 2000. Lawson shall reimburse a portion of Employee's parking expenses consistent with the reimbursement provided to Lawson's executive vice president level employees. Nothing in this Agreement is intended to or shall in any way restrict Lawson's right to amend, modify or terminate any of its benefit plans during the term of Employee's employment.

         4.06 Expenses. In accordance with Lawson's normal policies for expense verification, Lawson will pay or reimburse Employee for all reasonable and necessary out-of-pocket expenses incurred by Employee in the performance of his duties under this Agreement, subject to the presentment of appropriate documentation.

         5. Termination and Severance. Upon the termination of Employee's employment, Employee shall be entitled to severance benefits to the extent provided below.

         5.01 Termination Without Severance Benefits. Employee's employment and, except as provided below (and except for benefits applicable under COBRA), any rights to base salary, bonus and benefits, shall immediately terminate in the event at any time:

                  (i) Employee dies;


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                  (ii) Employee becomes totally disabled which results in
         Employee's inability to perform the essential functions of Employee's position, with or without reasonable accommodation;

                  (iii) Employee's breach of any material contractual obligation to Lawson under the terms of this Agreement or limitation, the Lawson Associates Inc. Employee Invention and Non-Disclosure Agreement previously entered into between Lawson and Employee (the "Employee Invention and Non-Disclosure Agreement"), provided that Employee is first provided at least 30 days written notice and opportunity to cure the alleged breach;

                  (iv) Employee is convicted of any felony (whether or not Lawson is a victim of such offense) after the date of this Agreement;

                  (v) Employee commits gross misconduct, fraud, misappropriation or embezzlement in connection with Lawson's business; or

                  (vi) Employee elects to terminate Employee's employment with Lawson, other than as provided in Sections 5.02 or 5.03.

         5.02 Termination With Severance Benefits.

                  (i) If Lawson terminates Employee's employment at any time for any reason other than the reasons set forth in any of clauses (i) - (v) of Section 5.01 or if Employee elects to terminate Employee's employment because of a material diminution or adverse change in the title, duties, or hierarchical reporting relationships of Employee: (a) Lawson shall pay Employee severance payments equal to (1) 100% of Employee's annual base salary (less applicable Taxes as defined in Section 8.03) and (2) 100% of Employee's then current annual target incentive compensation (less applicable Taxes) at the time of termination, (b) Lawson shall pay Employee accrued and unpaid salary and flexible time off (FTO) benefits through the date of termination, and (c) Lawson shall pay Employee any unpaid incentive compensation earned for the fiscal quarter preceding the fiscal quarter during which termination occurs, but Lawson shall have no obligation (other than the annual target incentive compensation under clause (a) above) to pay Employee any incentive compensation for the fiscal quarter during which termination occurs (whether or not Employee would otherwise have been eligible to receive such incentive compensation) (the amounts under clauses (a), (b) and (c) of this Section 5.02(i) are collectively referred to as "Severance Payments"). The Severance Payments shall be payable in full promptly following termination of Employee's employment and completion of the rescission period identified in Exhibit A. Employee shall receive Severance Payments to the extent described in this Section 5.02 only if Employee signs a general release of claims in a form attached to this Agreement as Exhibit A (and the rescission period thereunder has expired) and continues to comply with this Agreement. If Employee does not sign, or if Employee rescinds, such a general release of claims, Employee shall not be entitled to receive any Severance Payments under the provisions of this Agreement. Any Severance Payments or other payment made under this Section 5.02 will be paid according to Lawson's normal payroll policies. No severance payments shall commence until completion of the rescission period identified in Exhibit A (and no severance payments shall be payable to Employee if at the time of completion of the rescission period, Employee has exercised Employee's right of rescission described in Exhibit A).


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                  (ii) As used in this Section 5.02(ii), the term "IPO" means the effective date of a registration statement filed by Lawson with the Securities and Exchange Commission under the Securities Act of 1933, pertaining to the initial public offering of common stock of Lawson. Lawson shall pay Employee an amount equal to twice the amount of the Severance Payments under Section 5.02(i) if and only if Lawson terminates Employee's employment before the earlier of an IPO, a "Change in Control" (as defined in Section 5.03) or the close of business on February 15, 2002, and as a result of such termination Employee is entitled to Severance Payments pursuant to Section 5.02(i). In no event shall Lawson be obligated to pay Severance Payments under both Sections 5.02(i) and 5.02(ii). This Section 5.2(ii) shall not apply to any termination of employment occurring after the earlier of an IPO, a Change in Control or February 15, 2002.

         5.03 Termination Upon Change in Control. Notwithstanding Section 5.01(vi), if Employee terminates Employee's employment, at Employee's option, within 3 months after a Change in Control (as defined below): Lawson shall pay Employee Severance Payments, as defined in Section 5.02(i). Employee shall receive Severance Payments to the extent described in this Section 5.03 only if Employee signs a general release of claims in a form attached to this Agreement as Exhibit A (and the rescission period thereunder has expired) and continues to comply with this Agreement. If Employee does not sign, or if Employee rescinds, such a general release of claims, Employee shall not be entitled to receive any Severance Payments under the provisions of this Agreement. Any Severance Payments made under this Section 5.03 will be payable in full promptly following termination of Employee's employment according to Lawson's normal payroll policies. No severance payments shall commence until completion of the rescission period identified in Exhibit A (and no severance payments shall be payable to Employee if at the time of completion of the rescission period, Employee has exercised Employee's right of rescission described in Exhibit A). In no event shall Lawson be obligated to pay Severance Payments under both Sections 5.02 and 5.03.

         5.04 "Change in Control" Defined. As used in Section 5.02(ii) and 5.03 of this Agreement, "Change in Control" shall be deemed to have occurred if (i) a tender offer shall be made and consummated for the ownership of 50% or more of the outstanding voting securities of Lawson, (ii) Lawson shall be merged or consolidated with another corporation and as a result of such merger or consolidation less than 50% of the outstanding voting securities of the surviving or resulting corporation shall be owned in the aggregate by the former shareholders of Lawson, other than affiliates (within the meaning of the Securities Exchange Act of 1934 (the "Exchange Act")) of any party to such merger or consolidation, as the same shall have existed immediately prior to such merger or consolidation, (iii) Lawson shall sell substantially all of its assets to another corporation which is not a wholly owned subsidiary of Lawson,
(iv) a person, within the meaning of Section 3(a)(9) or of Section 13(d)(3) (as in effect on the date hereof) of the Exchange Act, shall acquire 50% or more of the outstanding voting securities of Lawson (whether directly, indirectly, beneficially or of record) (for purposes hereof, ownership of voting securities shall take into account and shall include ownership as determined by applying the provisions of Rule 13d-3(d)(1)(i) as in effect on the date hereof) pursuant to the Exchange Act, or (v) individuals who constitute the Lawson's Board of Directors on the date hereof (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by Lawson's shareholders, was approved by a vote of at least 50% of the directors comprising the Incumbent Board shall be, for purposes of this clause
(v), considered as though such person were a member of the Incumbent Board. Notwithstanding anything in the foregoing to the contrary, no Change in Control of Lawson shall be deemed to have occurred for purposes of this Agreement by virtue of any transaction


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which results in Employee, or a group of persons which includes Employee, acquiring, directly or indirectly more than 50% of the combined voting power of Lawson's outstanding voting securities.

         5.05 Effect of Termination. Notwithstanding any termination of Employee's employment with Lawson, Employee, in consideration of Employee's employment hereunder to the date of such termination, shall remain bound by the provisions of this Agreement which specifically relate to periods, activities or obligations upon or subsequent to the termination of Employee's employment, including, but not limited to, the covenants contained in Section 6 hereof (to the extent described in Section 6) and the Employee Invention and Non-Disclosure Agreement. Upon termination of employment, Employee's outstanding stock options will be exercisable to the extent set forth in the terms of the applicable stock option agreement or grant notice for each stock option and the terms and conditions of the stock option plan.

         5.06 Surrender of Records and Property. Upon termination of Employee's employment with Lawson, Employee shall deliver promptly to Lawson all records, manuals, Lawson employee directories, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, computer disks, computer software, computer programs (including source code, object code, on-line files, e-mail files, documentation, testing materials and plans and reports), computer hardware, designs, drawings, formulae, data, tables or calculations or copies thereof, which are the property of Lawson or which relate in any way to the business, products, practices or techniques of Lawson, and all other property, trade secrets and confidential information of Lawson, including, but not limited to, all tangible, written, graphical, machine readable and other materials (including all copies) which in whole or in part contain any trade secrets or confidential information of Lawson which in any of these cases are in Employee's possession or under Employee's control.

         5.07 Limitation of Liability. In no event shall Lawson be liable to Employee under this Agreement for any amount in excess of the payments potentially to be made under Sections 4 and 5. In no event shall Lawson be liable to Employee under this Agreement for any indirect, special, consequential or punitive damages.

         6. Noncompetition.

         6.01 Agreement Not to Compete. In consideration of Lawson's providing Employee with the severance benefits under Section 5.02, Employee agrees that, during the "Restricted Period" (as hereinafter defined), Employee shall not, directly or indirectly, engage in any "Competing Business Activity" (as hereinafter defined), in any manner or capacity (e.g., as an advisor, consultant, principal, agent, partner, officer, director, shareholder, employee, member of any association or otherwise). As used herein, "Restricted Period" shall mean: (a) the period from the date hereof through the date of termination of Employee's employment with Lawson and (b) the one year period commencing on the date of termination of Employee's employment with Lawson, but only if Lawson pays Employee the applicable Severance Payments under Section 5.02. If upon termination of Employee's employment with Lawson, Lawson is not obligated to pay Employee the Severance Payments under the terms of Section 5.02, but Lawson elects to pay Employee the Severance Payments under Section 5.02(i) anyway, then the Restricted Period shall continue for one year after termination of Employee's employment with Lawson. If upon termination of Employee's employment with Lawson, Lawson is not obligated to pay Employee the Severance Payments under the terms of Section 5.02, and Lawson elects not to pay Employee the Severance Payments under Section 5.02(i), then the Restricted Period shall end on the date of termination of Employee's employment with Lawson. This Section
6.01 shall not excuse Lawson from making the applicable Severance Payments to Employee under Section 5.02 if Employee complies with this Section 6. As used herein, "Competing Business Activity" shall mean any business activities that are competitive


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with the business conducted by Lawson at or prior to the date of the termination of Employee's employment with Lawson.

         6.02 Geographical Extent of Covenant. The obligations of Employee under this Section 6 shall apply to all markets, domestic or foreign, in which: (a) Lawson operates during the term of the Restricted Period; and (b) Lawson has plans to enter at the time of the termination of Employee's employment with Lawson.

         6.03 Limitation on Covenant. Ownership by Employee, as a passive investment, of less than one percent of the outstanding shares of capital stock of any corporation listed on a national securities exchange or publicly traded in the over-the-counter market shall not constitute a breach of this Section 6.

         6.04 Nonsolicitation; Non-hire and Noninterference. During the Restricted Period, Employee shall not (a) induce or attempt to induce any employee of Lawson to leave the employ of Lawson, or in any way interfere adversely with the relationship between any such employee and Lawson; (b) induce or attempt to induce any employee of Lawson to work for, render services to, provide advice to, or supply confidential business information or trade secrets of Lawson to any third person, firm, corporation or entity; (c) employ, or otherwise pay for services rendered by, any employee of Lawson in any business enterprise with which Employee may be associated, connected or affiliated; or
(d) induce or attempt to induce any customer, supplier, licensee, licensor, reseller or other business relation of Lawson to cease doing business with Lawson, change how it does business with Lawson, or in any way interfere with the relationship between any such customer, supplier, licensee, licensor, reseller or other business relation and Lawson. While Employee is employed by Lawson, this Section 6.04 will not restrict Employee from performing Employee's duties as an officer and employee of Lawson.

         6.05 Indirect Competition or Solicitation. Employee agrees that, during the Restricted Period, Employee will not, directly or indirectly, assist, solicit or encourage any other person in carrying out, directly or indirectly, any activity that would be prohibited by the provisions of this Section 6 if such activity were carried out by Employee, either directly or indirectly; and, in particular, Employee agrees that Employee will not, directly or indirectly, induce any employee of Lawson to carry out, directly or indirectly, any such activity.

         6.06 Disparaging Remarks. Employee shall refrain from making any statements, whether written or oral, which are disparaging of Lawson or any of its subsidiaries, directors, officers, agents, employees, successors, assigns and controlling persons.

         7. Representations of Employee. Employee represents and warrants to Lawson that: (a) Employee is not bound by a former or current employment agreement that would adversely affect Employee's ability to perform the duties of an employee and officer of Lawson pursuant to this Agreement and as the Board may from time to time determine, (b) Employee will comply with any nondisclosure, nonsolicitation or other agreements between Employee and any third party and (c) Employee has the right to work in the United States in accordance with the requirements set forth in the Immigration and Control Act of 1986.

         8. Miscellaneous.

         8.01 Governing Law. This Agreement is made under and shall be governed by and construed in accordance with the laws of the State of Minnesota without regard to conflicts of laws principles thereof.


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         8.02 Entire Agreement. This Agreement does not terminate or amend the
Employee Invention and Non-Disclosure Agreement, which shall remain in effect pursuant to its terms. This Agreement (including any other agreement specifically mentioned in this Agreement) contains the entire agreement of the parties relating to the employment of Employee by Lawson and the other matters discussed herein and supersedes all prior promises, contracts, agreements and understandings of any kind (other than any other agreement mentioned herein), whether express or implied, oral or written, with respect to such subject matter (including, but not limited to, any promise, contract or understanding, whether express or implied, oral or written, by and between Lawson and Employee, and the offer letter dated July 25, 2000 from Lawson to Employee), and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein or in any other agreement mentioned herein.

         8.03 Withholding Taxes. Lawson may take such action as it deems appropriate to insure that all applicable federal, state, city and other payroll, withholding, income or other taxes ("Taxes") arising from any compensation, benefits or any other payments made pursuant to this Agreement, or any other contract, agreement or understanding which relates, in whole or in part, to Employee's employment with Lawson, are withheld or collected from Employee. In connection with the foregoing, Employee agrees to notify Lawson promptly upon entering into any contract, agreement or understanding relating to Employee's employment with Lawson (other than this Agreement and those agreements expressly provided for herein) and also to notify Lawson promptly of any payments or benefits paid or otherwise made available pursuant to any such agreements.

         8.04 Amendments. No amendment or modification of this Agreement shall be deemed effective unless made in writing and signed by Employee and Lawson, and approved by the Chief Executive Officer or Board of Directors of Lawson.

         8.05 No Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel to enforce any provisions of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived, and shall not constitute a waiver of such term or condition for the future or as to any act other than as specifically set forth in the waiver.

         8.06 Assignment. This Agreement shall not be assignable, in whole or in part, by any party without the written consent of the other party, except that Lawson may, without the consent of Employee, assign its rights and obligations under this Agreement to any affiliate or to any corporation, firm or other business entity with or into which Lawson may merge or consolidate, or to which Lawson may sell or transfer all or substantially all of its assets or applicable operating division, or of which 50% or more of the equity investment and of the voting control is owned, directly or indirectly, by, or is under common ownership with, Lawson. After any such assignment by Lawson, Lawson shall be discharged from all further liability hereunder and such assignee shall thereafter be deemed to be Lawson for the purposes of all provisions of this Agreement including this Section 8.06.

         8.07 Injunctive Relief. Employee acknowledges and agrees that the services to be rendered by Employee hereunder are of a special, unique and extraordinary character, that it would be difficult to replace such services and that any violation of Sections 5.05, 6.01, 6.04 or 6.05 hereof or of the Employee Invention and Non-Disclosure Agreement would be highly injurious to Lawson and that it would be extremely difficult to compensate Lawson fully for damages for any such violation. Accordingly, Employee specifically agrees that Lawson shall be entitled to temporary and permanent injunctive relief to enforce the provisions of Sections 5.05, 6.01, 6.04 or 6.05 hereof and the Employee


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Invention and Non-Disclosure Agreement, and that such relief may be granted without the necessity of proving actual damages. This provision with respect to injunctive relief shall not, however, diminish the right of Lawson to claim and recover damages, or to seek and obtain any other relief available to it at law or in equity, in addition to injunctive relief.

         8.08 Arbitration. Any dispute arising out of or relating to this Agreement or the alleged breach of it, or the making of this Agreement, including claims of fraud in the inducement, or any dispute arising from or related in any way to Employee's employment, including any statutory or tort claims, shall be discussed between the disputing parties in a good faith effort to arrive at a mutual settlement of any such controversy. If such dispute cannot be resolved, such dispute shall be settled by binding arbitration. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator shall be a retired state or federal judge or an attorney who has practiced business or employment litigation for at least 10 years. If the parties cannot agree on an arbitrator within 20 days, either party may request that the chief judge of the district court for Hennepin County, Minnesota, select an arbitrator. If the chief judge does not select an arbitrator within 30 days of such request, either party may request that the American Arbitration Association (AAA) designate a panel of five proposed arbitrators meeting the criteria set forth in this Section, and the parties shall alternate striking members of the panel, with Lawson having the first strike, until an arbitrator is thereby selected. Arbitration will be conducted pursuant to the provisions of this Agreement, and the applicable arbitration rules of the AAA, unless such rules are inconsistent with the provisions of this Agreement, but, unless an arbitrator is selected through the AAA, without submission of the dispute to the AAA. Each party shall be permitted reasonable discovery, including the production of relevant documents by the other party, exchange of witness lists, and a limited number of depositions, including depositions of any experts who will testify at the arbitration. The summary judgment procedure applicable in Hennepin County, Minnesota, District Court shall be available and apply to any arbitration conducted pursuant to this Agreement. The arbitrator shall have the authority to award to the prevailing party any remedy or relief that a court of the State of Minnesota could order or grant, including costs and attorneys' fees. Unless otherwise agreed by the parties, the place of any arbitration proceedings shall be Minneapolis, Minnesota.

         8.09 Severability. To the extent any provision of this Agreement shall be determined to be invalid or unenforceable in any jurisdiction, such provision shall be deemed to be deleted from this Agreement as to such jurisdiction only, and the validity and enforceability of the remainder of such provision and of this Agreement shall be unaffected. In furtherance of and not in limitation of the foregoing, Employee expressly agrees that should the duration of, geographical extent of, or business activities covered by, any provision of this Agreement be in excess of that which is valid or enforceable under applicable law in a given jurisdiction, then such provision, as to such jurisdiction only, shall be construed to cover only that duration, extent or activities that may validly or enforceably be covered. Employee acknowledges the uncertainty of the law in this respect and expressly stipulates that this Agreement shall be construed in a manner that renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law in each applicable jurisdiction.

         8.10 Confidentiality. The terms of this Agreement shall remain strictly confidential between the parties hereto, except to the extent that disclosure of such terms is required by law, and to the extent that Employee may disclose such terms to Employee's spouse, and to the extent that either party may


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disclose this Agreement to that party's advisors on a need-to-know basis, provided that such persons agree to maintain the confidentiality of such information.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth in the first paragraph.


                                                LAWSON ASSOCIATES, INC.


                                                By  /s/ H. Richard Lawson
                                                    ----------------------------
                                                    Name:  H. Richard Lawson
                                                    Title: Chairman


                                                   /s/ Robert Barbieri
                                                --------------------------------
                                                         Robert Barbieri


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                                    EXHIBIT A

                                 GENERAL RELEASE

         This General Release is made and entered into as of the __________ day of ________________, by ________________________ ("Employee").

         WHEREAS, Lawson Associates, Inc. ("Lawson") and Employee are parties to an Agreement dated February 15, 2001 (the "Agreement");

         WHEREAS, Employee intends to settle any and all claims that Employee has or may have against Lawson as a result of Employee's employment with Lawson and the cessation of Employee's employment with Lawson;

         WHEREAS, under the terms of the Agreement, which Employee agrees are fair and reasonable, Employee agreed to enter into this General Release as a condition precedent to the severance arrangements described in Section 5.02 or
5.03 of the Agreement;

         NOW, THEREFORE, in consideration of the provisions and the mutual covenants herein contained, the parties agree as follows:

         1.       SEVERANCE BENEFITS.

                  A. Lawson agrees to provide severance pay of Ten Thousand Dollars ($10,000.00), out of the severance benefits described in the Agreement, in consideration of the release set forth in Paragraph 2(B) below.

                  B. Lawson agrees to provide all remaining severance benefits described in the Agreement in consideration of the release set forth in Paragraph 2(A) below.

         2.       RELEASE OF CLAIMS.

                  A. For the consideration expressed in Paragraph 1(B) above, Employee does hereby fully and completely release and waive any and all claims, complaints, causes of action, demands, suits, and damages, of any kind or character, which Employee has or may have against the Releasees, as hereinafter defined, arising out of any acts, omissions, conduct, decisions, behavior, or events occurring up through the date of Employee's signature on this General Release, including Employee's employment with Lawson and the cessation of that employment, with the exception of possible claims under the Age Discrimination in Employment Act. For purposes of this General Release, the "Releasees" means collectively Lawson, its predecessors, successors, assigns, parents, affiliates, subsidiaries, related companies, officers, directors, shareholders, agents, servants, auditors, attorneys, employees, and insurers, and each and all thereof.

                           Employee understands and accepts that Employee's
                  release of claims includes any and all possible claims, both known or unknown, asserted or unasserted, direct or indirect, including but not limited to claims based upon:


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                  (i)      the value of stock options that have not vested or
                           are unexercisable pursuant to the express terms of the applicable stock option agreements, grant notices or stock option plans;

                  (ii) the value of stock options previously granted to Employee and that have vested and are exercisable as of the date of termination of Employee's employment with Lawson, but that Employee elects not to exercise and pay for before the applicable termination date of the stock options pursuant to the express terms of the applicable stock option agreements, grant notices or stock option plans;

                  (iii) Title VII of the Federal Civil Rights Act of 1964, as amended;

                  (iv)     the Americans with Disabilities Act; the Equal Pay
                           Act;

                  (v) the Fair Labor Standards Act; the Employee Retirement Income Security Act;

                  (vi)     the Minnesota Human Rights Act; Minn. Stat. Section
                           181.81;

                  (vii)    the Minneapolis or St. Paul Code of Ordinances; or

                  (viii) any other federal, state or local statute, ordinance or law.

                  Employee also understands that Employee is giving up all other claims, including those grounded in contract or tort theories, including but not limited to: wrongful discharge; violation of Minn. Stat. Section 176.82; breach of contract; tortious interference with contractual relations; promissory estoppel; breach of the implied covenant of good faith and fair dealing; breach of express or implied promise; breach of manuals or other policies; assault; battery; fraud; sexual harassment; false imprisonment; invasion of privacy; intentional or negligent misrepresentation; defamation, including libel, slander, discharge defamation and self-publication defamation; discharge in violation of public policy; whistleblower; intentional or negligent infliction of emotional distress; or any other theory, whether legal or equitable.

                           Employee further understands that Employee is
                  releasing, and does hereby release, any claims for damages, by charge or otherwise, whether brought by Employee or on Employee's behalf by any other party, governmental or otherwise, and agrees not to institute any claims for damages via administrative or legal proceedings against any of the Releasees. Employee also waives and releases any and all rights to money damages or other legal relief awarded by any governmental agency related to any charge or other claim against any of the Releasees.

                  B. For the consideration expressed in Paragraph 1(A) above, Employee does hereby fully and completely release the Releasees, as above defined, from each and every legal claim or demand of any kind, that Employee ever had or might now have arising out of any action, conduct, or decision taking place during Employee's employment with Lawson, asserted or unasserted, known or unknown, direct or indirect, arising under or relating to the Age Discrimination in Employment Act, as amended.

                  C. This Release does not apply to any post-termination claim that Employee may have for benefits under the provisions of any employee benefit plan maintained by Lawson.

                  D. Employee's release of claims shall not apply to any claims Employee might have to indemnification under Minnesota Statute
                  Section 302A.521, any other applicable statute or regulation, or Lawson's by-laws.

         3. RESCISSION. Employee has been informed of Employee's right to rescind this General Release by written notice to Lawson within fifteen (15) calendar days after the execution of this General Release. Employee has been informed and understands that any such rescission must be in writing and delivered by hand, or sent by mail within the 15-day time period to Lawson's General Counsel, Lawson Software, 380 St. Peter Street, St. Paul, MN 55102. If delivered by mail, the rescission must be: (1) postmarked within the applicable period and (2) sent by certified mail, return receipt requested.

         Employee understands that Lawson will have no obligations under the General Release in the event a notice of rescission by Employee is timely delivered.

         4. ACCEPTANCE PERIOD; ADVICE OF COUNSEL. The terms of this General Release will be open for acceptance by Employee for a period of 21 days, during which time Employee may consider whether or not to accept this General Release. Employee agrees that changes to this General Release, whether material or immaterial, will not restart this acceptance period. Employee is hereby advised to seek the advice of an attorney regarding this General Release.

         5. BINDING AGREEMENT. This General Release shall be binding upon, and inure to the benefit of, Employee and Lawson and their respective successors and permitted assigns.

         6. REPRESENTATION. Employee hereby acknowledges and states that Employee has read this General Release. Employee further represents that this General Release is written in language which is understandable to Employee, that Employee fully appreciates the meaning of its terms, and that Employee enters into this General Release freely and voluntarily.

         7. NON-ADMISSION. It is understood and agreed that this General Release does not constitute an admission by Lawson of any liability, wrongdoing, or violation of any law. Further, Lawson expressly denies any wrongdoing of any kind whatsoever in its actions and dealings with Employee.

         8. CONFIDENTIALITY. Employee agrees to keep the terms and existence of this General Release strictly confidential in accordance with the confidentiality provisions of the Agreement.

         9. CONTINUING OBLIGATIONS. Employee acknowledges and agrees to his continuing obligations under the Agreement.

         10. SAVINGS CLAUSE. If any provision of this Release is determined later to be unenforceable or illegal, other than the provisions contained in Paragraph 2 above, the remaining provisions shall remain in full force and effect. If the release contained in Paragraph 2(A) is held to be void or unenforceable in any respect, this entire General Release shall be voidable at Lawson's option. Nothing in this General Release is intended to or shall be construed as entitling Lawson to abrogate or require tender back of the severance payment of Paragraph 1(A) relating to the enforcement of Paragraph 2(B).

         11. AMENDMENTS. No amendment or modification of this General Release shall be deemed effective unless made in writing and signed by Employee and Lawson, and approved by the Board of Directors of Lawson.


                                        EMPLOYEE

                                                Signature
                                                          ----------------------
                                                Printed Name
                                                             -------------------
                                                Date
                                                     ---------------------------


                                        LAWSON ASSOCIATES, INC.

                                        By
                                           -------------------------------------
                                        Its
                                            ------------------------------------
                                        Date
                                             -----------------------------------


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